Exhibit 99.1

                     Possis Medical, Inc. Reports
                        Fourth-Quarter Results

   AngioJet(R) Ultra System Performance Drives Sales Gains; Company
                      Raises Fiscal 2008 Outlook


    MINNEAPOLIS--(BUSINESS WIRE)--Sept. 19, 2007--Possis Medical, Inc. (NASDAQ:POSS), a developer, manufacturer and marketer of pioneering medical devices used in endovascular procedures, today reported results for its fiscal 2007 fourth quarter and full year.

    For the fourth quarter ended July 31, 2007, Possis delivered net sales of $19.0 million, an 18 percent increase from fiscal 2006 fourth-quarter sales of $16.0 million. The Company reported fourth-quarter net income of $72,000, or $0.00 per diluted share, versus net income of $479,000, or $0.03 per diluted share, for the prior-year period. This includes stock-based compensation expense of $531,000, net of tax, or $0.03 per diluted share, and $710,000, net of tax, or $0.04 per diluted share, for the fiscal 2007 and 2006 fourth quarters, respectively.

    "From a top-line perspective, Possis' fourth quarter exceeded our expectations," said Robert G. Dutcher, CEO of Possis Medical. "Our success in placing AngioJet(R) Ultra Consoles and securing complete market access for additional Ultra Thrombectomy Set models drove sales and helped us return to double-digit growth. Turning to the breakeven bottom line, it's important to note that profitability was constrained by the initial costs of launching and placing Ultra Consoles, as well as our allowances for sales returns, which will moderate over time."

    As reported in the third quarter, Possis has increased its allowance for sales returns due to the AngioJet Ultra Thrombectomy System launch. The Company's fiscal fourth-quarter sales return allowance was 3.6 percent of gross revenue. This is up from approximately 1 percent for the fiscal 2006 fourth quarter, and up slightly sequentially from 3.3 percent of gross revenue in the fiscal 2007 third quarter. The year-over-year increase is due to the expected rise in returns of customers' disposable product inventory usable only with the previous-generation AngioJet System. The slight sequential increase in the sales return allowance is attributable to AngioJet Ultra Console placements increasing to 135 units in the fiscal 2007 fourth quarter from 87 units in the fiscal 2007 third quarter. Gross revenue in the fourth quarter increased 21 percent versus the same period one year ago; gross revenue was up 17 percent sequentially from the fiscal 2007 third quarter. Please refer to the table on page 7 for additional details on revenue and sales returns.

    According to Dutcher, "As noted in our preliminary fourth-quarter results announcement, our coronary product line delivered double-digit sequential growth and increased over the prior-year's fourth quarter by 2 percent--representing the first year-over-year increase in 12 quarters. Further, Possis' fourth-quarter peripheral product sales returned to historical growth levels and delivered double-digit sequential and year-over-year growth."

    Further, in the fourth quarter, the Company's AV Access product line also showed double-digit sequential growth. Additionally, sales of new non-AngioJet products, such as the SafeSeal(TM) Hemostasis Patch and the Fetch(R) Aspiration Catheter, were up both sequentially and year-over-year.

    Possis sold 67 new AngioJet Ultra Consoles and 13 prior-generation drive units worldwide in the fiscal 2007 fourth quarter. Total U.S. drive units in the field, which contributes to catheter usage and sales, increased sequentially to 1,906 at the end of fiscal 2007 from 1,777 units at the end of the fiscal 2007 third quarter, and up from 1,672 units at the end of fiscal 2006. Of total U.S. drive units in the field, 244 are the new AngioJet Ultra Consoles.

    Possis said that in August it expanded its sales force to 87 members, up from 80 at the end of July. Noted Dutcher, "This increase in our sales force is a strategic investment to capitalize on the significant current opportunity we have with the Ultra System, positive coronary clinical science, and heightened interest in the endovascular treatment of peripheral vascular disease. By aggressively expanding our sales team, we believe that we can place more Ultra Consoles and further drive disposable sales."

    For the fourth quarter, Possis' gross profit margin was 68.4 percent, versus 71.5 percent in the year-ago fourth quarter. The decrease was primarily due to a shift in overall sales mix to lower-margin Ultra System Consoles from disposables, combined with slightly higher product costs on the new Ultra System line. As more Ultra Consoles are placed, Ultra Thrombectomy Set usage is expected to build, leading to a higher-margin product mix and lower manufacturing costs. Average selling prices remained firm across the Company's product lines.

    Selling, general and administrative expenses (SG&A) increased by $1.2 million from the year-earlier fourth quarter, to $9.9 million. Sales force additions, commissions, and a new sales compensation plan contributed to the rise.

    Fiscal 2007 fourth-quarter research and development (R&D) spending increased by $197,000 from the prior-year period, to $2.5 million. R&D spending represented 13.3 percent of fourth-quarter revenue. Possis remains committed to aggressively developing new products and clinical applications.

    On July 31, 2007, cash, cash equivalents and marketable securities totaled $42.9 million. Possis generated $2.6 million in positive operating cash flow in the fiscal 2007 fourth quarter. On December 19, 2006, Possis' board of directors authorized the Company to repurchase up to $15 million of its common stock over the two years ending December 31, 2008. During the fourth quarter, Possis repurchased $2.5 million, or 227,000 shares, of common stock at an average price of $11.18 per share. Based on market conditions, Possis plans to buy back additional shares going forward to offset dilution from stock-based compensation programs.

    For the fiscal 2007 year ended July 31, 2007, net sales increased approximately 8 percent and totaled $66.7 million, versus $61.9 million in the prior year. The Company reported net income of $56,000, or $0.00 per diluted share, for the 2007 fiscal year, including stock-based compensation expense of $2.5 million, net of tax, or $0.14 per diluted share. For the prior fiscal year the Company reported net income of $809,000, or $0.05 per diluted share, including stock-based compensation expense of $3.0 million, net of tax, or $0.17 per diluted share. As adjusted to eliminate the effect of stock-based compensation expense, net income (non-GAAP) for fiscal 2007 was $2.6 million, or $0.15 per diluted share, compared to $3.8 million, or $0.21 per diluted share, for fiscal 2006.

    Said Dutcher, "Fiscal 2007 was an exciting year for us on many fronts. Our next-generation AngioJet Ultra System gained FDA clearance and we fully released it to the market. We also attained key catheter set, new clinical application and endovascular product approvals. Additionally, we strengthened our portfolio of supporting clinical science, especially in our coronary franchise. We grew and revitalized our sales force, so today we are bigger, stronger and more experienced than we were one year ago. Also, we made a strategic investment in an Israeli-based company that enhances our future potential product offering. Most important, we ended the year with a fourth-quarter return to double-digit revenue growth and strong operating cashflows."

    Product Update

    AngioJet Ultra System

    During the fourth quarter, Possis continued full market release of its new AngioJet Ultra Thrombectomy System. Physician reception to the new system continues to be overwhelmingly positive.

    Said Dutcher, "Perhaps the marquee highlight of fiscal 2007 was the launch of our new AngioJet Ultra Thrombectomy System. Garnering FDA approval in December 2006 and seeing full-market release during the fiscal third quarter, the Ultra System features much faster and more reliable set-up than the previous generation AngioJet System--while retaining the same proven therapeutic effectiveness."

    Dutcher continued, "We're encouraged by the fact that Ultra Console placements and sales exceeded our expectations for the year, and early indications are that Ultra System catheter set usage will significantly surpass historic usage rates. An important focus going forward is to place Ultra Consoles and secure complete market access for new and improved Ultra Thrombectomy Set designs, which will capitalize on the increased capabilities of the Ultra Console."

    Dutcher noted that the last of the current AngioJet Catheter models to be released in an Ultra-compatible version will be the Spiroflex(R) VG, slated for release before the end of the calendar year.

    Non-AngioJet Products

    As noted, sales of the new non-AngioJet products, including the SafeSeal Hemostasis Patch and the Fetch Aspiration Catheter, rose sequentially and year-over-year.

    "Over the past year, the Possis sales and marketing team has proven that they are able to effectively represent and distribute new non-AngioJet products, even in highly competitive markets such as access site management and manual aspiration. This is particularly encouraging as we continue to expand our focus to explore other non-AngioJet thrombectomy markets," added Dutcher.

    Also in the fourth quarter, Possis restarted the limited market evaluation of its 0.035" GuardDOG(R) Occlusion Guidewire System. Earlier in fiscal 2007, initial results from the limited market evaluation of the GuardDOG System had demonstrated the device's utility in temporarily occluding blood flow during vascular interventions, offering physicians greater control when employing endovascular catheter treatments such as AngioJet thrombectomy. The early feedback, however, also prompted the Company to temporarily halt the evaluation to allow the Company to implement additional product improvements desired for full-market release. Possis now expects to complete the limited market evaluation involving up to 20 U.S. centers in its 2008 first quarter. U.S. market release of the GuardDOG System is expected in the fiscal 2008 second quarter. A second GuardDOG model, featuring a thinner 0.014" guidewire, is slated for introduction later in fiscal 2008.

    Clinical Science Update

    Coronary Thrombectomy

    In August 2007, the Journal of the American College of Cardiology
(JACC) formally published a clinical study showing dramatically favorable results for AngioJet treatment of heart attack patients with large thrombus. The study by Dr. George Sianos and colleagues at the ThoraxCenter in Rotterdam, the Netherlands, indicated that stent thrombosis is nine times more likely to occur when a drug-eluting stent (DES) is placed in the presence of large thrombus; but that when the thrombus is first removed with AngioJet, this heightened risk is eliminated. A similar effect is seen in reducing the rates of other major cardiac adverse events (i.e., death, repeat heart attack and repeat revascularization).

    The study analyzed 812 consecutive heart attack patients receiving a DES. Patients with large thrombus had a much higher incidence of serious adverse events up to two years after treatment, compared with those who did not. The important exceptions were patients whose large thrombus was removed with AngioJet before stenting: these patients had a low incidence of serious adverse outcomes, similar to patients with little or no thrombus to begin with. AngioJet thrombectomy was the single most powerful statistical predictor of a good clinical outcome in these patients.

    At the annual Transcatheter Cardiovascular Therapeutics (TCT) meeting in October, Possis will sponsor a breakfast seminar at which Dr. Sianos will discuss his findings. Also at that meeting, Dr. Cindy Grines of William Beaumont Hospital in Royal Oak, Michigan, will present results of a meta-analysis of published outcomes in heart attack patients treated with AngioJet, and Dr. Fadi Matar of Tampa General Hospital in Florida will present the most recent AngioJet findings from the multicenter Cardioquest interventional cardiology database.

    Possis' JETSTENT clinical trial of AngioJet thrombectomy in heart attack patients with large thrombus has enrolled 200 patients to date at seven active sites, mostly in Europe, continuing toward the next interim milestone of 225 patients expected later this calendar year.

    Peripheral Arterial Thrombus and Venous Thromboembolic (VTE)
Disease

    Possis continues to develop several significant new clinical science initiatives to support its peripheral vascular product offerings. The Company's prospective, Web-based PEARL registry (PEripheral use of AngioJet Rheolytic Thrombectomy with Mid-Length Catheters) continues active patient enrollment, with more than 100 enrolled to date, treated with either the AngioJet DVX or Xpeedior catheter. Eventually, the PEARL registry will involve 20 or more high-volume peripheral AngioJet thrombectomy centers, a source of case studies, scientific presentations, and publications on the uses and clinical value of AngioJet treatment in a variety of peripheral vascular disease challenges. The Company plans to include clinical experience with its GuardDOG product in the PEARL registry as well. In addition, Possis expects the initial clinical experiences with GuardDOG will be the subject of scientific presentations and publications. Recent FDA clearance to treat venous thrombus with the AngioJet System has also enhanced the value of PEARL.

    Business Outlook

    Looking ahead, Possis Medical anticipates fiscal 2008 first-quarter net sales of $17.7 million to $18.2 million. This compares with year-earlier sales of $15.6 million. Net income is expected to range between $0.00 per diluted share to a net loss of $0.01 per diluted share, versus a loss of $0.01 per diluted share in the first quarter of fiscal 2007.

    For the fiscal year ending July 31, 2008, Possis expects net sales of $75 million or higher, with a gross margin of approximately 70 percent. Net income per diluted share is expected to be in the range of $0.17 to $0.22 per share. Prior 2008 guidance was for revenue in the low to mid $70 million range.

    Concluded Dutcher, "We are excited by the momentum we bring into this fiscal year. As we move ahead, we plan to leverage our proven technology, drive forward into new markets, expand our presence in existing markets, and continue to grow our top line by double digits while improving our profitability. Possis is stronger today than ever before and we are confident in our ability to execute and optimistic about the future."

    The Company will host a conference call today, Wednesday, September 19, 2007, at 9:30 a.m. (CT). Bob Dutcher, Chairman & CEO, and Jules Fisher, CFO, will discuss fourth-quarter and full-year operating results.

    To join the conference call, dial 1-888-889-7567 (international 1-517-645-6377) and give the password "conference." A replay of the conference call will be available one hour after the call ends through 11:59 p.m. (CT) on September 21, 2007. To access the replay, dial 1-800-388-1293 (international 1-203-369-3116).

    For individual investors, a Webcast of the conference call will be available at www.possis.com under the "Investors" tab, or at www.fulldisclosure.com. Institutional investors can access the Webcast through a password-protected site at www.streetevents.com. An archived Webcast of Possis' conference call will be available for 30 days.

    About Possis Medical, Inc.

    Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins, A-V grafts and native fistulas.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to estimated future revenue, gross margins, expenses and earnings per share, regulatory approvals, new product introductions, performance, development, indications, and clinical initiatives. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as, the effectiveness of our sales and marketing efforts in re-establishing coronary product usage and launching new products, our ability to effectively manage new product development timelines, selling products for new indications, and our ability to generate suitable clinical data to support growing use of the AngioJet in coronary applications. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission.



             POSSIS MEDICAL, INC. CONSOLIDATED STATEMENTS
                  OF INCOME AND COMPREHENSIVE INCOME
                             (UNAUDITED)

                      Three Months Ended        Twelve Months Ended
                   ------------------------- -------------------------
                     July 31,     July 31,     July 31,     July 31,
                       2007         2006         2007         2006
                   ------------ ------------ ------------ ------------
Product sales..... $19,004,937  $16,049,769  $66,654,592  $61,879,378

 Cost of sales and
  other expenses:
  Cost of medical
   products.......   6,000,856    4,581,390   20,339,796   17,114,312
  Selling, general
   and
   administrative.   9,887,774    8,675,864   38,248,241   32,990,441
  Research and
   development....   2,526,902    2,330,225    9,257,731   10,907,289
                   ------------ ------------ ------------ ------------
   Total cost of
    sales and
    other expenses
   ...............  18,415,532   15,587,479   67,845,768   61,012,042
                   ------------ ------------ ------------ ------------

Operating income..     589,405      462,290   (1,191,176)     867,336
  Interest income.     515,074      516,852    2,113,296    1,812,900
  Gain (loss) on
   sale of
   securities.....      16,701      (12,150)     (12,860)    (148,476)
                   ------------ ------------ ------------ ------------

Income before
 income taxes.....   1,121,180      966,992      909,260    2,531,760
Income tax
 provision........   1,049,500      487,948      853,460    1,723,159
                   ------------ ------------ ------------ ------------

Net income........      71,680      479,044       55,800      808,601

Other
 comprehensive
 loss, net of tax:
Unrealized (loss)
 gain on
 securities.......     (14,000)        9,000     269,000      (89,000)
                   ------------ ------------ ------------ ------------
Comprehensive
 income........... $    57,680  $   488,044  $   324,800  $   719,601
                   ============ ============ ============ ============

Weighted average
 number of common
 shares
 outstanding:
   Basic..........  17,003,277   17,181,540   17,122,391   17,223,562
   Diluted........  17,549,792   17,490,821   17,707,745   17,824,739

Net income per
 common share:
   Basic.......... $      0.00  $      0.03  $      0.00  $      0.05
                   ============ ============ ============ ============
   Diluted........ $      0.00  $      0.03  $      0.00  $      0.05
                   ============ ============ ============ ============




                         POSSIS MEDICAL, INC.
                     CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED)

ASSETS                                     July 31, 2007 July 31, 2006
                                           ------------- -------------

CURRENT ASSETS:
 Cash and cash equivalents................ $  2,664,607  $  3,505,796
 Marketable securities....................   40,207,324    44,610,130
 Trade receivables (less allowance for
  doubtful accounts and returns of
  $1,131,000 and $580,000, respectively)..    8,647,569     8,356,776
 Inventories..............................    9,351,888     5,915,950
 Prepaid expenses and other assets........    2,955,583     1,663,322
 Deferred tax assets......................    2,010,000     1,331,000
                                           ------------- -------------
  Total current assets....................   65,836,971    65,382,974

PROPERTY AND EQUIPMENT, net...............    4,872,574     5,090,198

DEFERRED TAX ASSET, net...................    9,518,000    10,756,000

INVESTMENT IN RAFAEL MEDICAL                  2,612,887            --

OTHER ASSETS..............................    1,080,889       723,262
                                           ------------- -------------

TOTAL ASSETS.............................. $ 83,921,321  $ 81,952,434
                                           ============= =============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
 Trade accounts payable................... $  2,558,413  $  2,040,367
 Accrued salaries, wages, and commissions.    4,503,546     3,468,961
 Other liabilities........................    2,369,801     2,715,421
                                           ------------- -------------
  Total current liabilities...............    9,431,760     8,224,749

OTHER LIABILITIES.........................    1,201,743       823,975

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
 Common stock-authorized, 100,000,000
  shares of $0.40 par value each; issued
  and outstanding, 16,894,416 and
  17,146,825 shares, respectively             6,757,766     6,858,730
 Additional paid-in capital...............   77,538,548    77,378,276
 Accumulated other comprehensive loss.....      (60,000)     (329,000)
 Retained deficit.........................  (10,948,496)  (11,004,296)
                                           ------------- -------------
  Total shareholders' equity..............   73,287,818    72,903,710
                                           ------------- -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $ 83,921,321  $ 81,952,434
                                           ============= =============




               AngioJet System Key Business Indicators

----------------------------------------------------------------------
U.S. Market Data                Q4-06   Q1-07   Q2-07   Q3-07   Q4-07
----------------------------------------------------------------------
AngioJet Revenue - $(000)      $15,258 $15,017 $15,005 $15,150 $17,540
----------------------------------------------------------------------
AngioJet 3000 Drive Units Sold   22      30      18       8       3
----------------------------------------------------------------------
AngioJet Ultra Consoles Sold      -       -      10      36      67
----------------------------------------------------------------------
AngioJet 3000 Drive Units &
 Ultra Consoles in the Field    1,672   1,699   1,719   1,777   1,906
----------------------------------------------------------------------
AngioJet Catheters Sold        11,866  11,370  11,348  10,824  12,023
----------------------------------------------------------------------

----------------------------------------------------------------------
Gross Margin %                  71.5%   71.7%   70.0%   68.0%   68.4%
----------------------------------------------------------------------
EPS Diluted                     $0.03  ($0.01)  $0.01   $0.00   $0.00
----------------------------------------------------------------------


    Below is the quarterly effect of Stock-Based Compensation Expense under SFAS 123(R) on the operations of the Company. All amounts are in thousands except for EPS diluted.



                                    Q4-06  Q1-07  Q2-07  Q3-07  Q4-07
----------------------------------------------------------------------
Cost of medical products               $97    $94    $93    $89    $75
----------------------------------------------------------------------
Selling, general and administrative    580    584    587    613    492
----------------------------------------------------------------------
Research and development               183    174    175    174    139
----------------------------------------------------------------------
Income tax provision                 (150)  (186)  (193)  (207)  (175)
----------------------------------------------------------------------
Net income                           (710)  (666)  (662)  (669)  (531)
----------------------------------------------------------------------
EPS diluted                         (0.04) (0.04) (0.04) (0.04) (0.03)
----------------------------------------------------------------------





                               ---------------------------------------
                                Q4-06   Q1-07   Q2-07   Q3-07   Q4-07
                               ---------------------------------------
Gross Product Sales            $16,260 $15,784 $16,066 $16,800 $19,720
                               ---------------------------------------
Less: Sales Returns &
 Allowances                      (210)   (180)   (260)   (560)   (715)
                               ---------------------------------------
Net Product Sales               16,050  15,604  15,806  16,240  19,005
                               ---------------------------------------



    CONTACT: Possis Medical, Inc.
             Jules L. Fisher, 763-450-8011
             Vice President, Finance and
             Chief Financial Officer
             Jules.Fisher@possis.com